Filed Pursuant to Rule 433

Registration No. 333-263304

Dated: April 19, 2022

Pricing Term Sheet

This term sheet supplements the information set forth under “Description of the Notes” in the Prospectus Supplement, subject to completion, dated April 19, 2022 to the Prospectus dated April 11, 2022 (the “Preliminary Prospectus Supplement”).

Issuer:	JPMorgan Chase & Co.

Security Type:	SEC Registered Senior Notes

Security:	Floating Rate Notes due 2026

Currency:	USD

Size:	$500,000,000

Maturity:	April 26, 2026

Payment Frequency:	Quarterly

Day Count Fraction:	Actual/360

Index:	Benchmark rate, which will initially be Compounded SOFR as described under “Description of the Notes—Interest on the notes” in the Preliminary Prospectus Supplement.

Re-offer Spread to Index:	+132 basis points

Price to Public:	100% of face amount

Proceeds (Before Expenses) to Issuer:	$498,750,000

Interest Payment Dates:	January 26, April 26, July 26 and October 26 of each year, commencing July 26, 2022

Business Day:	New York

Business Day Convention:	Modified Following Business Day

Reset Frequency:	Quarterly

Optional Redemption:	We may redeem the notes, at our option, in whole, but not in part, on April 26, 2025 upon at least 5 days’ but no more than 60 days’ notice to holders of the notes, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

In addition, we may redeem the notes, at our option, in whole at any time or in part from time to time, on or after March 26, 2026, upon at least 5 days’ but no more than 60 days’ notice to holders of the notes, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

The foregoing supplements and supersedes the information set forth under “Description of the Notes” in the Preliminary Prospectus Supplement.

CUSIP/ISIN:	46647PDB9 / US46647PDB94

Trade Date:	April 19, 2022

Settlement Date:	April 26, 2022 (T+5)

Denominations:	$2,000 x $1,000

Concurrent Issuance:	In addition to the notes described in this term sheet, JPMorgan Chase & Co. is concurrently offering $3,000,000,000 of fixed-to-floating rate notes due 2026, $3,000,000,000 of fixed-to-floating rate notes due 2028 and $2,000,000,000 of fixed-to-floating rate notes due 2033. The consummation of each of these offerings is not contingent on any other offering.

Sole Bookrunner:	J.P. Morgan Securities LLC

Co-Managers:	ABN AMRO Securities (USA) LLC

BBVA Securities Inc.

BMO Capital Markets Corp.

Capital One Securities, Inc.

CIBC World Markets Corp.

Citizens Capital Markets, Inc.

Commonwealth Bank of Australia

Danske Markets Inc.

Fifth Third Securities, Inc.

Huntington Securities, Inc.

ING Financial Markets LLC

Intesa Sanpaolo S.p.A.

KeyBanc Capital Markets Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

nabSecurities, LLC

National Bank of Canada Financial Inc.

NatWest Markets Securities Inc.

Nordea Bank Abp

PNC Capital Markets LLC

RB International Markets (USA) LLC

RBC Capital Markets, LLC

Regions Securities LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

TD Securities (USA) LLC

Truist Securities, Inc.

UniCredit Capital Markets LLC

Westpac Capital Markets LLC

Academy Securities, Inc.

American Veterans Group, PBC

AmeriVet Securities, Inc.

Apto Partners, LLC

C.L. King & Associates, Inc.

Cabrera Capital Markets LLC

Drexel Hamilton, LLC

Great Pacific Securities

Multi-Bank Securities, Inc.

Penserra Securities LLC

R. Seelaus & Co., LLC

Roberts & Ryan Investments, Inc.

Certain of the underwriters are not U.S. registered broker-dealers, and will not effect any offers or sales of any notes in the United States unless it is through one or more U.S.

registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Settlement Period: The closing will occur on April 26, 2022 which will be more than two U.S. business days after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in two business days, unless the parties to a trade expressly agree otherwise.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange

Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.

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